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                                       A

ARDEN GROUP, INC.                                                  July 17, 1997

To Our Stockholders:

    Arden Group, Inc. (the "Company") is offering to acquire up to an aggregate of 250,000 shares of its Class A Common Stock for cash at the rate of $65.00 per share (the "Offer"). If more than 250,000 shares of Class A Common Stock are tendered pursuant to the Offer, the Company will acquire 250,000 shares tendered on a pro rata basis from each stockholder tendering in the Offer (with adjustments to avoid purchases of fractional shares) based on the number of shares tendered by each stockholder. The Offer is not conditional upon any minimum number of shares being tendered.

    The Offer, including the purposes, effects, conditions, tax consequences and advantages and disadvantages thereof and certain information concerning the Company, are explained in the enclosed Offering Statement, Letter of Transmittal and the Company's Form 10-Q for the fiscal quarter ended March 29, 1997.

    Each stockholder of the Company may elect, in its, his or her sole discretion, not to tender any shares or to tender some or all of its, his or her shares.

    The Offer has relative advantages and disadvantages and those advantages and disadvantages may vary from stockholder to stockholder. As a consequence, each stockholder is urged to examine carefully the enclosed Offering Statement, Letter of Transmittal and Form 10-Q before making a decision with respect to the Offer.

    If you decide not to participate in the Offer, you do not need to take any action.

    If you decide to participate in the Offer, the instructions on how to tender shares are explained in detail in the enclosed materials.

    I have informed the Company that I do not intend to tender any shares in the Offer. The Company does not know whether any of the other officers, directors or affiliates of the Company will tender shares in the Offer. However, the trustee of the Company's Stock Bonus Plan, which plan is a stockholder of the Company, may tender shares allocated to the accounts of plan participants in accordance with instructions from plan participants. Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender or to refrain from tendering all or any shares in the Offer.

                                          Very truly yours,

                                          Bernard Briskin
                                          CHAIRMAN OF THE BOARD,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER